EXHIBIT 10.2
FEDERAL HOME LOAN BANK OF DES MOINES
DIRECTORS DEFERRED COMPENSATION PLAN
Federal Home Loan Bank of Des Moines (“Bank”) hereby continues this Deferred Compensation Plan (“Plan”) for members of its Board of Directors (“Directors”) to be effective as of November 1, 2004. This Plan amends and restates the Bank’s Deferred Compensation Plan as currently expressed in Director Deferred Fees Agreements with each participating Director.
1.	Eligibility. Eligibility to participate in this Deferred Compensation Plan (“Plan”) shall be limited to Directors who are not employees of Bank. If an eligible Director who elects to participate in the Plan subsequently becomes ineligible to participate, he or she shall become an inactive participant retaining all rights described in the Plan except the right to make deferrals during the period of ineligibility.

2.	Election. Each Director eligible to participate in this Plan shall elect to participate and thereby become a Participant in this Plan by signing an “Election to Defer - Compensation Reduction Agreement” on a form prescribed by the Bank. This Election shall be made before the Compensation to which the Election is to apply is earned. Except in the event of initial eligibility after the beginning of a calendar year, any Election shall be made prior to the beginning of the calendar year for which participation in this Plan is to become effective. A Director who first becomes eligible to participate in this Plan after the beginning of a calendar year may make an Election within thirty (30) days of becoming eligible to participate. Once made, an Election shall remain in effect unless the Director revokes the Election prior to the beginning of a calendar year for which such revocation is to be effective or until the Director is no longer eligible to participate in the Plan. If such an Election is not made to defer compensation for a particular calendar year, payment of any Compensation for that year shall be made in accordance with the Bank’s customary procedures.

Payment elections in any Election executed by a Director under this Plan to be effective on or after the effective date of this plan shall apply to any accrued benefits resulting from contributions made prior to the effective date of this plan as well as to any contributions made after the effective date of this Plan.

3.	Amount of Compensation Deferred. The Election to Defer — Compensation Reduction Agreement for each Participant shall specify the dollar amount or percentage of Compensation to be deferred, if earned. A Participant may defer up to 100% of Compensation and must defer a minimum of 25% of Compensation. Deferrals shall be in increments of 25% of Compensation. For purposes of the Plan, “Compensation” shall mean the total amount of all fees paid to a Director for services rendered during a calendar year. Compensation shall not include expense reimbursements, fringe benefits (taxable or non-taxable), or contributions under any welfare benefit plan. Nothing contained herein shall be construed as conferring upon a Director the right to continue to serve as a Director of the Bank.
4.	Accounting and Ownership. The amount of the Compensation deferred hereunder shall be accounted for and credited in a book reserve account maintained by the Bank (“Reserve Account”). The Reserve Account of each Participant shall be recorded separately. Credits to the Reserve Account shall be made as of the date the amount deferred otherwise would have become due and payable to the Participant. Any amounts so credited to the Reserve Accounts may be bookkeeping entries only or, in the Bank’s sole discretion, may be kept in cash or invested and reinvested in mutual funds, stocks, bonds, securities, or any other investment alternatives, including an annuity, as may be selected by the Bank in its sole discretion. The Bank may, in its sole discretion, allow a Participant to direct which investment alternatives, from among those made available by the Bank, will be deemed to be used for investment of amounts allocated to the Participant’s Reserve Account in accordance with guidelines established by the Bank. A Participant’s investment selections will be advisory to, but not binding upon, the Bank which reserves the right to invest amounts allocated to a Participant’s Reserve Account however the Bank chooses.

Title to and beneficial ownership of any assets, whether cash or investments which may be set aside or earmarked to pay the deferred compensation hereunder shall at all times remain an asset of the Bank. The existence of the Reserve Accounts shall not affect title to or ownership of the assets in the Bank nor create any security interest in a Participant or a Participant’s designated beneficiary. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Participants, their designated beneficiaries or any other persons. To the extent that any person acquires a right to receive payments from the Bank under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank. Notwithstanding the foregoing restrictions the Bank may establish a trust or trusts to hold assets to be used for payment of benefits under this Plan so long as the assets of any such trust continue to be part of the general assets of the Bank and no Participant’s rights with respect to the assets in the trust shall be greater, or less, than the right of any general unsecured creditor of the Bank.

In addition to deferred compensation amounts credited to Participants’ Reserve Accounts, there shall be credited or debited to each Reserve Account, not less frequently than each December 31 while any balance remains credited to the account, any earnings or losses on assets held in the account.

For information purposes only, the Bank will issue, or cause to be issued, a statement annually to each Participant reflecting the Reserve Account balance relating to that Participant. Such annual statement to a Participant shall not in any way alter the Participant’s rights, duties or responsibilities as set forth in the Plan and related Election to Defer — Compensation Reduction Agreement.
5.	Deferral Period. As elected in the “Election to Defer — Compensation Reduction Agreement” or in an “Election to Extend Payment Date”, payment of the Reserve Account balance, in accordance with Paragraph 6 below, shall commence as follows:
1.	Installment payments shall be made on the last day of each calendar quarter, (A) beginning in March of the Plan year immediately following the Participant’s termination from service as a Director, or, if later, (B) beginning in the March elected by the Participant which is acceptable to the Bank; and,

2.	Lump sum payments shall be paid on (A) the last day of March in the Plan Year immediately following the Participant’s termination from service as a Director or, if later, (B) the last day of any March elected by the Participant which is acceptable to the Bank.
provided, however, if a Participant who has made a previous form of payment election voluntarily terminates from service as a Director before the March 1 which is at least twelve (12) months after making an Election to Extend Payment Date, the

Participant’s entire account will be paid in accordance with the Participant’s prior election which was in effect on the March 1 immediately prior to the Participant’s voluntary termination from service.
6.	Payment of Deferred Compensation. Payment of amounts credited in the Reserve Account including earnings thereon shall be paid in a lump sum or in substantially equal quarterly or annual installments over a fixed period of time acceptable to the Bank and elected by the Participant in the Election to Defer — Compensation Reduction Agreement or in an “Election to Extend Payment Date”. If a Participant elects a payment date, the Participant may subsequently elect to extend the payment date by filing a written Election to Extend Payment Date that specifies the later payment date. The new payment date must be at least five (5) years later than the payment date being extended. The Election to Extend Payment Date may be made during or after a Participant’s period of service as a Director but must be made at least one (1) year before the previously-elected payment date and will not take effect until twelve (12) months after the date on which it is made. If a Participant elects to extend the payment date, the Participant may also elect a method of payment election which applies to the portion of the Participant’s benefit which will be subject to the extended payment date. If a Participant dies, the value of the Participant’s Reserve Account shall be paid, pursuant to the above election, to the beneficiary named by the Participant or if no beneficiary is named or if a named beneficiary predeceases the Participant or dies before complete distribution of the amount due, as provided in the Participant’s Election to Defer — Compensation Reduction Agreement. If a Participant has no election regarding method of payment, all amounts credited in the Reserve Account shall be paid in a lump sum in the March following the date of the Director’s retirement, death, disability or other termination from service as a Director.
7.	Unforeseeable Emergency. Bank shall have the authority to alter the timing or manner of payment of deferred amounts in the event that a Participant establishes, to the satisfaction of the Bank, the existence of an unforeseeable emergency. In such event, the Bank may, in its sole discretion:
a.	Authorize the cessation of deferrals by such Participant under the Plan; or

b.	Provide that all, or a portion, of the Participant’s Reserve Account balance shall immediately be paid in a lump-sum cash payment; or

c.	Provide for such other payment schedule as deemed appropriate by the Bank under the circumstances.
For purposes of this Section 7, “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In any event, payment may not be made to the extent such emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Withdrawals of amounts because of an unforeseeable emergency may only be permitted to the extent reasonably necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.
The severity of the financial hardship shall be judged by the Bank. The Bank’s decision with respect to the severity of financial hardship and the manner in which, if at all, the Participant’s future deferral opportunities shall be ceased, and/or the manner in which, if at all, the payment of the Reserve Account balance to the Participant shall be altered or modified, shall be final, conclusive and not subject to appeal.
8.	Vesting. Participants shall, at all times, be 100% vested in any balance credited to their Reserve Accounts.
9.	Administration. This Plan shall be administered by the Compensation, Diversity and Governance Committee of the Bank’s Board of Directors, or any successor thereto. Subject to the provisions of this Plan, the Executive Committee shall have the authority:
a.	To interpret the Plan;

b.	To prescribe, amend and rescind rules and regulations relating to this Plan; and

c.	To make all other determinations deemed necessary or advisable for the administration of this Plan.
The implementation, interpretation and construction by the Executive Committee of any provisions of this Plan shall be final and conclusive, unless otherwise determined by the Board of Directors of the Bank. No member of the Board of Directors or the Executive Committee shall be liable for any action or determination made in good faith with respect to this Plan.
10.	Claims Procedure. A Participant or a beneficiary (“Claimant”) may file with the Executive Committee of the Bank’s Board of Directors a written claim for benefits, if the Claimant determines the distribution procedures of the Plan have not provided a proper accrued benefit. The Executive Committee must render a decision on the claim within 60 days of the Claimant’s written claim for benefits. The Executive Committee must provide adequate notice in writing to the Claimant, whose claim for benefits under the Plan has been denied by the Executive Committee. The Executive Committee’s notice to the Claimant must set forth:
a.	The specific reason for the denial;

b.	Specific references to pertinent Plan provisions on which the Executive Committee based its denial;

c.	A description of any additional material and information needed for the Claimant to perfect a claim and an explanation of why the material or information is needed; and

d.	That any appeal the Claimant wishes to make of the adverse determination must be in writing to the Executive Committee within 75 days after receipt of the written notice of denial of benefits. The Notice from the Executive Committee must further advise the Claimant that a failure to appeal the action to the Executive Committee in writing within the 75 day period will render the Executive Committee’s determination final, binding and conclusive.
If the Claimant should appeal to the Executive Committee, the Claimant, or the Claimant’s duly authorized representative,

may submit, in writing, whatever issues and comments the Claimant, or the Claimant’s duly authorized representative, feels are pertinent. The Claimant, or the Claimant’s duly authorized representative, may review pertinent Plan documents. The Executive Committee will re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Executive Committee must advise the Claimant of its decision within 60 days of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the 60 day limit unfeasible, but in no event may the Executive Committee render a decision respecting a denial for a claim for benefits later than 120 days after its receipt of a request for review.
11.	Liability. No member of the Board of Directors and no officer or employee of the Bank shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his or her own fraud or willful misconduct; nor shall the Bank be liable to any person for any such action or omission unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Bank.
12.	Non-Transferability. The rights of any Participant or other person under this Plan shall not be assigned, transferred, pledged, or encumbered except by will or by the laws of descent and distribution, nor shall they be subject to the claims of creditors of the Participant or any beneficiary.
13.	Successors and Assigns. This Plan and the related Election to Defer — Compensation Reduction Agreement shall be binding upon the Bank and its successors and assigns, and the Participant and the Participant’s heirs, executors, administrators and legal representatives.
14.	Amendment. The Board of Directors of the Bank may amend or revoke this Plan at any time and from time to time, provided that no such amendment or revocation can reduce the value of a Participant’s Reserve Account on the effective date of amendment without the Participant’s consent.
15.	Interpretation. This Plan and the related Election to Defer — Compensation Reduction Agreement shall be interpreted in accordance with the laws of the State of Iowa.

     Adopted at Des Moines, Iowa, this 28th day of October, 2004.

FEDERAL HOME LOAN BANK OF DES MOINES

By	/s/ Randy L. Newman

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